PRESS RELEASE

HARRIS & HARRIS GROUP, INC.	    DECEMBER 20, 2005
111 WEST 57th STREET, SUITE 1100
NEW YORK, NEW YORK 10019	    CONTACT: CHARLES E. HARRIS

NASDAQ/NMS SYMBOL: TINY 	    TEL. NO. (212) 582-0900


        HARRIS & HARRIS GROUP DECLARES DEEMED DIVIDEND


Harris & Harris Group, Inc., announced today that its Board of
Directors, in accordance with rules governing a Regulated Investment Company ("RIC") under Sub-Chapter M of the Internal Revenue Code, has declared a designated undistributed capital gain dividend (also known as a deemed dividend) for 2005.


As of December 20, 2005, the deemed dividend is estimated to be $23,220,067 or $1.1186973 per share. This estimate is subject to change in the event that additional capital gain or loss events occur before December 31, 2005. It is payable to shareholders of record as of December 31, 2005. Shareholders of record on the record date will be provided with the exact amount of the deemed dividend attributable to their shares by their stock broker, if their shares are held in electronic format, or by The Bank of New York, if their shares are held directly. This information will be reported on IRS Form 2439.


The following simplified example illustrates the tax treatment under Sub-Chapter M of the Internal Revenue Code for the Company and its shareholders with regard to the estimated $23,220,067 or $1.1186973 per share net long-term capital gain to be retained by the Company and designated as an undistributed capital gain or deemed dividend:


1. The Company will pay a corporate-level federal income tax of 35% or $8,127,024 on the undistributed capital gain, or approximately
$0.391544059 per share, on behalf of shareholders.


2. Shareholders will increase their cost basis in their stock by approximately $0.72715325 per share.


3. Individual shareholders who are taxable at the highest marginal rate will pay a 15 percent federal capital gains tax on 100 percent of the undistributed capital gain of $1.1186973 per share (or approximately $0.16780460 per share in tax). Other taxable shareholders will pay tax on the undistributed capital gain at their applicable rates.

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4.  All shareholders will receive a federal tax credit equal to the tax paid by the Company on the undistributed capital gain, or approximately $0.391544059 per share. Taxable shareholders can use that credit to offset their federal tax liabilities for 2005 and can claim a refund to the extent of any unused credit. Shareholders which hold their shares in tax-deferred accounts can receive a refund from the IRS of the taxes paid on their behalf by the Company on the deemed dividend by having their custodians file IRS Form 990T with the IRS. (It typically takes several months for custodians to receive the refund and deposit it in shareholders? accounts.) Other tax exempt shareholders can also receive refunds of the taxes paid on their behalf on the deemed dividend by filing IRS Form 990T.


Shareholders requiring further information about the impact of the deemed dividend on their state and/or local taxes should consult their tax advisors.


For more complete information about the Company's tax status and the implications for the Company's shareholders, please see the Company's 2004 Annual Report on Form 10-K.


Harris & Harris Group is a publicly traded venture capital company that makes initial investments exclusively in tiny technology, including nanotechnology, microsystems and microelectromechanical systems (MEMS). The Company's last 25 initial private equity investments have been in tiny technology-enabled companies. Since 2001, Harris & Harris Group has invested a total of approximately $41,270,912 in tiny technology-enabled companies, of which it has invested approximately $15,887,078 in 2005 to date. The Company has 20,756,345 common shares outstanding.


Detailed information about Harris & Harris Group, Inc. and its holdings can be found on its website at http://www.TinyTechVC.com.







This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc., undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.TinyTechVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.





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